EXHIBIT 10.1

This First Amendment to Office Lease (the “Amendment”) contains certain representations and warranties (the “Representations”) by Axesstel, Inc. (the “Company”) in favor of the Landlord named therein (the “Landlord”). The Amendment is filed in accordance with the rules of the Securities and Exchange Commission as a material agreement, and is intended by the Company solely as a record of the material agreement the Company has reached with the Landlord. The filing of the Amendment is not intended to entitle any person, other than the parties to the Amendment to rely on the Representations contained in the Amendment, or as a mechanism to update, supersede or otherwise modify prior disclosures of information and risks concerning the Company which the Company has made to its stockholders.

Investors and potential investors should be aware that certain Representations made to the Landlord are not intended to be affirmative representations of facts, situations or circumstances, but are instead designed and intended to allocate certain risks between the Company, on the one hand, and the Landlord, on the other hand. The use of representations and warranties to allocate risk is a standard device in investment and other commercial contracts.

Accordingly, stockholders should not rely on the Representations as affirmations or characterizations of information concerning the Company as of the date of the Amendment, or as of any other date.

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into as of the 2nd day of June, 2005 (the “Effective Date”), by and between R&D PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and AXESSTEL, INC., a Nevada corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor-in-interest, MULLROCK UMBRELLA, LLC, a Delaware limited liability company (“Original Landlord”), and Tenant entered into that certain Office Lease dated May 28, 2004 (the “Original Lease”), covering premises commonly known as Suite 200 in the building (the “Building”) commonly known as the “Centerpark Plaza II”, located at 6815 Flanders Drive, San Diego, California 92121 (“Building”);

WHEREAS, Landlord has purchased the Building from the Original Landlord;

WHEREAS, Tenant currently occupies Suite 200, which consists of approximately 13,120 rentable square feet (the “Premises”) in the Building;

WHEREAS, the term of the lease (the “Lease Term”) commenced on approximately September 24, 2004 (the “Commencement Date”), and is scheduled to expire on February 28, 2010 (the “Expiration Date”);

WHEREAS, subject to the terms and conditions of this Amendment, Landlord and Tenant now desire to, among other things, extend the Lease Term and add to the Premises 3,981 rentable square feet commonly known as Suite 210 of the Building, as such space is further identified on Exhibit A attached hereto and incorporated herein (the “Expansion Premises”); and

WHEREAS, Landlord and Tenant desire to modify the terms and provisions of the Original Lease as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Expansion Premises. Subject to the terms and conditions of this First Amendment, Landlord hereby leases to Tenant and Tenant leases from Landlord the Expansion Premises. The square footage of the Expansion Premises set forth in the recitals above is hereby stipulated by Landlord and Tenant to be true and correct. From and after the Expansion Premises Commencement Date (defined below), all references in the Lease to the “Premises” shall be deemed to include the Expansion Premises, as appropriate (unless the context requires otherwise).

2. Expansion Premises Commencement Date. The “Expansion Premises Commencement Date” shall mean the date of Substantial Completion of the Expansion Premises in accordance with the space plan attached hereto as Exhibit A and the Work Letter Agreement attached hereto as Exhibit B, which is anticipated to be August 1, 2005.

3. Expansion Premises Lease Term. The term of Tenant’s lease of the Expansion Premises (the “Expansion Premises Lease Term”) shall commence on the Expansion Premises Commencement Date and shall terminate sixty-seven (67) months thereafter, measured from the Expansion Premises Commencement Date if such date is the first day of a calendar month or otherwise measured from the first day of the calendar month beginning after the Expansion Premises Commencement Date, which date shall be the “Expansion Premises Measurement Date.” The Expansion Premises Lease Term shall include any period of less than one (1) month from the Expansion Premises Commencement Date to the Expansion Premises Measurement Date. The “Expansion Premises Expiration Date” shall be the last day of the last calendar month occurring upon the lapse of sixty-seven (67) months measured from the Expansion Premises Measurement Date.

4. Extension of Lease Term. The term of Tenant’s lease of the Premises shall extend through and including the Expansion Premises Expiration Date, such that the Lease Term and the Expansion Premises Lease Term expire on the same date. Similarly, the Expiration Date of the Lease, as amended hereby, shall be changed such that it falls on the same date as the Expansion Premises Expiration Date (as defined in Paragraph 3 above); and for all purposes, the “original Term” of the Lease (as such term or similar terms may be used in the Lease) shall mean the Lease Term as extended to the Expansion Premises Expiration Date, including but not limited to purposes of exercising the Extension Option pursuant to Section 2.2(b) of the Lease. The Extension Option shall be applicable to the Premises and the Expansion Premises collectively, and Section 2.2 of the Lease is hereby amended to replace the term “Premises” with the term “Premises and Expansion Premises” throughout said section.

5. Monthly Basic Rent for Expansion Premises.

(a) Rent Schedule. Tenant shall pay to Landlord monthly Basic Rent for the Expansion Premises in accordance with the schedule and in the amount set forth below:

Months of Term	Monthly Basic Rent	Monthly Basic Rent per Rentable Square Foot
1-12*	$6,568.65	$1.65
13-24	$6,847.32	$1.72
25-36	$7,125.99	$1.79
37-48	$7,404.66	$1.86
49-60	$7,683.33	$1.93
61-67	$8,001.81	$2.01

*	Including any partial month at the beginning of the Term if the Commencement Date does not fall on the first day of the month, provided that Monthly Basic Rent for such partial month shall be prorated in accordance with Section 3.1 of the Lease.

(b) Rent Abatement. Notwithstanding anything to the contrary set forth herein, and provided Tenant is not then in default under the Lease, subject to the last sentence of this paragraph, Landlord hereby agrees to abate Tenant’s obligation to pay a portion of the Monthly Basic Rent for the first (1st) through and including the third (3rd) months of the Expansion Premises Lease Term, in the amount of $1,618.65 for each such month; provided, however, that if the 1st month is a partial month such that prorated Monthly Basic Rent for such month is less than the abatement amount for such month, then said rent abatement period shall be deferred to second (2nd) through and including the fourth (4th) months of the Expansion Premises Lease Term. Tenant shall continue to be responsible for the payment of the remaining Monthly Basic Rent and all Additional Rent which Tenant is required to pay under this Lease. In the event of a default by Tenant under the terms of this Lease which results in early termination of this Lease, then as a part of the recovery set forth in this Lease, Landlord shall be entitled to the recovery of the unamortized portion of the Monthly Basic Rent which was abated under the provisions of this Section (which shall be amortized on a straight line basis from the first day of the 4th month of Expansion Premises Lease Term through the expiration of the Expansion Premises Lease Term) and such unamortized portion of the abated Monthly Basic Rent shall become immediately due and payable as unpaid rent which had been earned at the time of termination.

(c) Prepayment of Rent. Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the amount of $6,568.65 representing payment of Monthly Basic Rent first becoming due for the Expansion Premises until such amount has been completely credited against Monthly Basic Rent. In the event the first day of the Expansion Premises Lease Term is not the first day of a calendar month, Monthly Basic Rent for such month shall prorated in accordance with Section 3.1 of the Lease and such prepayment of the Monthly Basic Rent shall be applied first to the prorated rant for such month, with any remaining prepaid rent applied to Tenant’s Monthly Basic Rent obligations next becoming due and payable.

6. Tenant’s Percentage for Expansion Premises. From and after the Expansion Premises Commencement Date, Tenant’s Percentage, with respect to the Expansion Premises only, shall be 8.68% (3,981 r.s.f. of the Expansion Premises/45,871 r.s.f. of the Building).

7. Monthly Basic Rent for Premises (excluding Expansion Premises). Tenant shall continue to pay Monthly Basic Rent for the Premises (excluding Expansion Premises) as set forth in Section 1.8 of the Lease; provided however, that for the portion of the Term commencing after the last month shown in the Monthly Basic Rent schedule set forth in Section 1.8 of the Summary applicable to the Premises (excluding Expansion Premises), Tenant shall pay Monthly Basic Rent at the rate of $26,371.20 ($2.01 per rentable square foot).

8. Security Deposit. Concurrently with the execution of this Amendment, Tenant shall pay to Landlord the amount of $10,757.01, or whatever amount may be necessary, to increase the Security Deposit held by Landlord to an amount equal to the Monthly Basic Rent payable by Tenant in the last month of the Lease Term, as extended by this Amendment. This total amount shall be held by Landlord as the Security Deposit (in accordance with Article 5 of the Lease) for Tenant’s obligations under the Lease, as amended hereby.

9. Parking. In addition to Tenant’s existing parking spaces under the Original Lease, Tenant shall be provided with fourteen (14) additional unreserved, uncovered parking spaces at no additional cost to Tenant, which parking privileges shall be subject to the provisions set forth in the Lease.

10. Number of Square Feet of Premises, Building, and Project. For purposes of this Amendment, and unless otherwise provided herein, “useable square feet” and “rentable square feet” and any other statement of square footage set forth in this Amendment for the Premises, the Building, the Project, or any portion thereof, or that may otherwise be used in calculating amounts owed Landlord by Tenant, including but not limited to rental, security deposit, additional rental and/or Tenant’s Percentage, is an approximation which Landlord and Tenant agree is reasonable and the rental and Tenant’s Percentage based thereon is not subject to revision whether or not the actual square footage is more or less.

11. Building Condition. Tenant hereby acknowledges that: (a) it has been advised by Landlord to satisfy itself with respect to the condition of the Expansion Premises as of the date of this Amendment, which shall be subject to Tenant’s right to inspect and approve the Tenant Improvements to be constructed by Landlord in accordance with Exhibit B (including but not limited to the electrical and fire sprinkler systems, security, environmental aspects, compliance with applicable laws and the present and future suitability of the Expansion Premises for Tenant’s intended use), (b) Tenant’s acceptance of the Expansion Premises with the Tenant Improvements Substantially Completed shall be deemed to mean that Tenant has made such investigation as it deems necessary prior to the Expansion Premises Commencement Date with reference to such matters and, subject to Landlord’s obligation to promptly repair any minor defects in the construction of the Tenant Improvements that do not materially affect Tenant’s ability to use or occupy the Expansion Premises for all of the Permitted Uses, Tenant assumes all responsibility therefor as the same relate to Tenant’s occupancy of the Expansion Premises and the suitability of the Expansion Premises for Tenant’s intended use, (c) Landlord has not made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease and in Exhibit B, and (d) any statement of square footage set forth in this Lease, or that may have been used in calculating rental, is an approximation which Landlord and Tenant agree is reasonable, and the Monthly Basic Rent is not subject to revision whether or not the actual square footage is more or less.

12. Signage. No later than the Expansion Premises Commencement Date, Tenant shall remove Tenant’s Exterior Sign (as defined in Section 6.3(b) of the Lease, and repair all damage resulting from such removal and restore the affected area to its original condition existing prior the installation thereof. On the Expansion Premises Commencement Date, Section 6.3(b) of the Lease shall be deleted in its entirety and replaced with the following:

Monument Signage. Tenant shall have the non-exclusive right to install one panel (“Tenant’s Panel”) on each of the two (2) the monument signs (“Monument Sign”) located at the entrance to the Building; provided that (i) the size, location, materials and design of Tenant’s Panel shall be subject to Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion; (ii) Tenant’s Panel shall comply with all applicable governmental laws, rules and regulations; (iii) Tenant’s Panel shall be personal to the Tenant named herein and shall not be assigned to any sublessee or assignee of Tenant without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion; (iv) Tenant shall be responsible for all costs incurred by Tenant in connection with the design, construction and installation of Tenant’s Panel on the Monument Sign; and (v) Tenant shall be responsible for its pro rata share of all costs and expenses incurred in connection with the maintenance, repair, operation, use and lighting of Tenant’s Panel and the Monument Sign, pursuant to a maintenance and operation program managed by Landlord, and such amounts shall be paid by Tenant as Additional Rent. At the expiration or sooner termination of this Lease, Landlord shall, at Tenant’s sole cost and expense, cause Tenant’s Panel on the Monument Sign to be removed and the Monument Sign to be restored to the condition existing prior to the installation of Tenant’s Panel, reasonable wear and tear excepted.

13. Reserved Parking. Landlord hereby agrees that from the date of this Amendment through the Term of the Lease, Landlord shall not grant to any new tenant of the Building (i.e. any tenant of the Building which is not in occupancy of the Building as of the date hereof), any reserved parking privileges, unless Landlord also grants to Tenant comparable reserved parking privileges based on the total square footage in the Building leased by Tenant.

14. Address Change. Tenant acknowledges and agrees that the address of Landlord for notice under the Lease is the following:

R&D PORTFOLIO HOLDINGS, LLC
c/o The Shidler Group
10188 Telesis Court, Suite 222
San Diego, CA 92121
Attention: Mr. Matthew J. Root

With a copy to:	Teel, Palmer & Roeper, LLP
11455 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Dean E. Roeper, Esq.

15. Tenant Certification. By its execution of this Amendment, Tenant hereby certifies that as of the date of such execution, and to Tenant’s actual knowledge without investigation, Landlord is not in default of the performance of its obligations pursuant to the Lease, and Tenant has no knowledge of any rights of Tenant to any offsets, any claims against Landlord or the rent payable by Tenant under the Lease, nor any Tenant defenses with respect to the Lease.

16. Brokers. Tenant represents and warrants to Landlord that insofar as Tenant knows, other than David B. Marino of The Irving Hughes Group (the “Broker”), no broker negotiated or participated in the negotiations of this Amendment, or is entitled to any commission in connection therewith. Tenant hereby agrees to indemnify, save, and hold Landlord harmless from and against any and all claims or demands made upon Landlord for any commissions, fees or other compensation by any broker, agent or salesman (other than the Broker) in connection with this Amendment. The provisions of this paragraph shall survive the expiration or any earlier termination of the Lease.

17. Continuing Effect. The Lease as amended herein is hereby ratified and confirmed and shall continue in full force and effect.

18. Counterparts. This Amendment may be executed in multiple counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one and the same instrument.

19. Authority. Tenant hereby warrants and represents that it has the requisite authority and ability to enter into this Amendment and to fully perform all obligations of Tenant hereunder. Landlord hereby warrants and represents that it has the requisite authority and ability to enter into this Amendment and to fully perform all obligations of Landlord hereunder.

20. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to those terms in the Lease.

21. Conflicts; Incorporation by Reference. In the event of any conflict between the terms of this Amendment and either the Lease or the Amendments, the terms of this Amendment shall control. All of the exhibits attached to this Amendment are by this reference incorporated herein and made a part hereof for all purposes.

22. Effect of Submission. Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Expansion Premises or any other premises at the Project. This Amendment shall become effective only upon the execution and delivery by both Landlord and Tenant.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date or dates set forth below but effective for all purposes as of the Effective Date.

LANDLORD:

R&D PORTFOLIO HOLDINGS, LLC,
a Delaware limited liability company

By:	R&D Mezzanine Partners, LLC,
a Delaware limited liability company,
its Sole Member

	By:	San Diego R&D Holdings, LLC,
a Delaware limited liability company,
its Sole Member

		By:	STIRR Sorrento, LLC,
a California limited liability company

			By:	JCR Manager, LLC,
a Delaware limited liability
company, its Manager

By:
Name:
Title:

TENANT:

AXESSTEL, INC.,
a Nevada corporation

By:	/s/ David L. Morash
Name:	David L. Morash
Title:	President & CFO

By:
Name:
Title:

EXHIBIT A

DEPICTION OF SUITE 210

EXHIBIT B

CENTERPARK PLAZA

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Premises. All references in this Work Letter Agreement to “the Lease” shall mean the relevant portions of the Lease, referenced in the Amendment, to which this Work Letter Agreement is attached as Exhibit B.

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the Expansion Premises and of the Building (collectively, the “Base, Shell and Core”), and Tenant shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the Lease and the Expansion Premises Commencement Date. Landlord shall install in the Expansion Premises certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except for the Tenant Improvement work described in this Work Letter Agreement, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Premises, the Building or the Project.

SECTION 2

CONSTRUCTION DRAWINGS FOR THE EXPANSION PREMISES

Prior to the execution of this Lease, Landlord and Tenant have approved a detailed space plan for the construction of certain improvements in the Expansion Premises, which space plan is attached the Amendment as Exhibit A (the “Final Space Plan”). Based upon and in conformity with the Final Space Plan, Landlord shall cause its architect and engineers to prepare and deliver to Tenant, for Tenant’s approval, detailed specifications and engineered working drawings for the tenant improvements shown on the Final Space Plan (the “Working Drawings”). The Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. To the extent that the finishes and specifications are not completely set forth in the Final Space Plan for any portion of the tenant improvements depicted thereon, the actual specifications and finish work shall be in accordance with the specifications for the Building’s standard tenant improvement items, as determined by Landlord. Within three (3) business days after Tenant’s receipt of the Working Drawings, Tenant shall approve or disapprove the same, which approval shall not be unreasonably withheld; provided, however, that Tenant may only disapprove the Working Drawings to the extent such Working Drawings are inconsistent with the Final Space Plan and only if Tenant delivers to Landlord, within such three (3) business days period, specific changes proposed by Tenant which are consistent with the Final Space Plan and do not constitute changes which would result in any of the circumstances described in items (i) through (iv) below. If any such revisions are timely and properly proposed by Tenant, Landlord shall cause its architect and engineers to revise the Working Drawings to incorporate such revisions and submit the same for Tenant’s approval in accordance with the foregoing provisions, and the parties shall follow the foregoing procedures for approving the Working Drawings until the same are finally approved by Landlord and Tenant. Upon Landlord’s and Tenant’s approval of the Working Drawings, the same shall be known as the “Approved Working Drawings.” The tenant improvements shown on the Approved Working Drawings shall be referred to herein as the “Tenant Improvements.” Once the Approved Working Drawings have been approved by Landlord and Tenant, Tenant shall make no changes, change orders or modifications thereto without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would: (i) directly or indirectly delay the Substantial Completion of the Expansion Premises; (ii) increase the cost of designing or constructing the Tenant Improvements above the cost of the tenant improvements depicted in the Final Space Plan; (iii) be of a quality lower than the quality of the standard tenant improvement items for the Building; and/or (iv) require any changes to the Base, Shell and Core or structural improvements or systems of the Building. The Final Space Plan, Working Drawings and Approved Working Drawings shall be collectively referred to herein as, the “Construction Drawings.”

SECTION 3

CONSTRUCTION AND PAYMENT FOR COSTS

OF TENANT IMPROVEMENTS

Landlord shall cause a contractor designated by Landlord (the “Contractor”) to (i) obtain all applicable building permits for construction of the Tenant Improvements, and (ii) construct the Tenant Improvements as depicted on the Approved Working Drawings, in compliance with such building permits and all applicable laws in effect at the time of construction, and in good workmanlike manner. Except as otherwise provided in this Work Letter Agreement, Landlord shall pay for the cost of the design and construction of the Tenant Improvements. In the event Tenant requests any changes, change orders or modifications to the Working Drawings and/or the Approved Working Drawings (which Landlord approves pursuant to Section 2 above) which increase the cost to construct the Tenant Improvements above the cost of the tenant improvements as described in the Final Space Plan, Tenant shall pay such increased cost to Landlord immediately upon Landlord’s request therefor, and, in any event, prior to the date Landlord causes the Contractor to commence construction of the changes, change orders or modifications. In no event shall Landlord be obligated to pay for any of Tenant’s furniture, computer systems, telephone systems, equipment or other personal property which may be depicted on the Construction Drawings; such items shall be paid for by Tenant.

SECTION 4

SUBSTANTIAL COMPLETION

4.1 Substantial Completion. For purposes of the Lease, including for purposes of determining the Expansion Premises Commencement Date (as set forth in Section 2 of the Amendment), “Substantial Completion” of the Expansion Premises shall occur upon the completion of construction of the Tenant Improvements in the Expansion Premises pursuant to the Approved Working Drawings, with the exception of any punch list items that do not materially and adversely affect Tenant’s use and occupancy of the Expansion Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor; provided that Landlord covenants to diligently remedy or repair any punch list items identified by Landlord and Tenant pursuant to a walk-through verification of Substantial Completion prior to the Expansion Premises Commencement Date.

4.2 Delay of the Substantial Completion of the Expansion Premises. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Premises as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to timely approve the Working Drawings or any other matter requiring Tenant’s approval;

4.2.2 a breach by Tenant of the terms of this Work Letter Agreement or the Lease;

4.2.3 Tenant’s request for changes in any of the Construction Drawings;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Expansion Premises, as set forth in Section 2 of the Amendment, or which are different from, or not included in, Landlord’s standard tenant improvement items for the Building, as disclosed by Landlord to Tenant prior to Tenant’s approval thereof;

4.2.5 changes to the Base, Shell and Core, structural components or structural components or systems of the Building required by the Approved Working Drawings, as disclosed by Landlord to Tenant prior to Tenant’s approval thereof;

4.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Expansion Premises or Tenant’s specialized tenant improvement(s) (as determined by Landlord); or

4.2.7 any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of Substantial Completion, the Expansion Premises Commencement Date (as set forth in Section 2 of the Amendment) shall be deemed to be the date the Expansion Premises Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Representative. Tenant has designated David Morash as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.

5.2 Landlord’s Representative. Landlord has designated Ms. Amy White as its sole representative with respect to the matters set forth in this Work Letter Agreement, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.

5.3 Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord. Both Landlord and Tenant shall use commercially reasonable, good faith, efforts and all due diligence to cooperate with each other to complete all phases of the Construction Drawings and the permitting process and to receive the permits, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be determined by Landlord and Tenant, to discuss progress in connection with the same.

5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant as described in Article 23 of the Lease or any default by Tenant under this Work Letter Agreement has occurred at any time on or before the Substantial Completion of the Expansion Premises and remains after the expiration of applicable notice and cure periods, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to cause Contractor to suspend the construction of the Expansion Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Premises caused by such work stoppage as set forth in Section 4.2 of this Work Letter Agreement), and (ii) all other obligations of Landlord under the terms of this Work Letter Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Premises caused by such inaction by Landlord). In addition, if the Lease is terminated prior to the Expansion Premises Commencement Date, for any reason due to a default by Tenant as described in Article 23 of the Lease or under this Work Letter Agreement, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

5.5 Tenant’s Entry Into the Premises Prior to Substantial Completion. Subject to the terms hereof and provided that Tenant and its agents do not interfere with Contractor’s work in the Expansion Premises, at Landlord’s reasonable discretion, Contractor shall allow Tenant access to the Expansion Premises prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing its equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises prior to the Expansion Premises

Commencement Date. Prior to Tenant’s entry into the Expansion Premises as permitted by the terms of this Section 5.5, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. In connection with any such entry, Tenant acknowledges and agrees that Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees shall fully cooperate, work in harmony and not, in any manner, interfere with Landlord or Landlord’s Contractor, agents or representatives in performing work in the Expansion Premises. If at any time any such person representing Tenant shall not be cooperative or shall otherwise cause or threaten to cause any such disharmony or interference, including, without limitation, labor disharmony, and Tenant fails to immediately institute and maintain corrective actions as directed by Landlord, then Landlord may revoke Tenant’s entry rights upon twenty-four (24) hours’ prior written notice to Tenant. Tenant acknowledges and agrees that any such entry into and occupancy of the Expansion Premises or any portion thereof by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, excluding only the covenant to pay Monthly Basic Rent for the Expansion Premises (until the occurrence of the Expansion Premises Commencement Date). Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Expansion Premises in connection with such entry or to any property placed therein prior to the Expansion Premises Commencement Date, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to any portion of the Expansion Premises, including the Tenant Improvement work, to the extent caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees. In the event that the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord, Tenant shall promptly reimburse Landlord for such extra costs. In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Expansion Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.5.

5.6 Assignment of Warranties. Landlord hereby assigns to Tenant all warranties and guarantees by Contractor relating to the Tenant Improvements, which assignment shall be on a non-exclusive basis such that the warranties and guarantees may be enforced by Landlord and/or Tenant, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Landlord, at Tenant’s sole cost and expense, agrees to use good faith efforts to cooperate with Tenant in any enforcement action regarding the warranties.

5.7 Punch-List Items. Prior to the Expansion Premises Commencement Date, which shall be delayed as necessary for the conduct of such inspection (provided that any failure by Tenant to attend an inspection scheduled reasonably in advance by Landlord during normal business hours shall be a Tenant Delay), Landlord and Tenant shall conduct a walk-through of the Premises and prepare one (1) detailed punch-list of unfinished items of the Tenant Improvements. Following the Expansion Premises Commencement Date, Landlord shall, at Landlord’s sole cost and expense, proceed diligently to remedy such items in a professional and workmanlike manner, with such punch-list items to be remedied by Landlord as soon as reasonably possible after the Punch-List Expiration Date, taking reasonable care in order to minimize any material and adverse interference with the operation of Tenant’s business from the Premises. Notwithstanding anything above to the contrary, Tenant shall be responsible, at Tenant’s sole cost and expense, for the remediation of any items on the punch-list caused by any acts or omissions of Tenant and/or any Tenant Parties.

5.8 Clean-Up. Landlord shall, in Landlord’s Building-standard, commercially reasonable manner, clean the Expansion Premises prior to the Expansion Premises Commencement Date.

5.9 No Interference. Landlord shall use commercially reasonable efforts during Landlord’s construction of the Tenant Improvements to not interfere with Tenant’s business in the Premises or unreasonably disturb Tenant’s employees in their occupancy of the Premises.